Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

COMVERSE, INC.

THE UNDERSIGNED, being an authorized officer of Comverse, Inc. (the “Corporation”), hereby certifies that:

FIRST:	The name of the Corporation is Comverse, Inc.

SECOND:	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 1997.

THIRD:

The Certificate of Incorporation, as heretofore amended and currently in effect, is hereby further amended in order to (a) change the shares of the Corporation’s common stock, all with no par value, into shares of common stock of the Corporation with par value of $0.01 and (b) effect a stock split of all issued and outstanding shares of the Corporation’s common stock on the basis of 219,238.34 new shares for every old share. Article FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of stock which this corporation is authorized to issue is: 100,000,000 (One Hundred Million), all with a par value of $0.01.

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of common stock of this Corporation (the “Old Shares”) issued and outstanding immediately prior to the Effective Time, will automatically be reclassified as and converted into 219,238.34 (Two Hundred Nineteen Thousand Two Hundred Thirty-Eight and Thirty-Four Hundredths) shares of common stock, par value $0.01, of this Corporation (the “New Shares”). Any stock certificate that, immediately prior to the Effective Time, represented the Old Shares will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of New Shares as equals the product obtained by multiplying the number of Old Shares represented by such certificate immediately prior to the Effective Time by 219,238.34 (Two Hundred Nineteen Thousand Two Hundred Thirty-Eight and Thirty-Four Hundredths).”

FOURTH:	The foregoing amendment of Article Fourth of the Certificate of Incorporation of the Corporation has been adopted by the Directors of the Corporation, and approved by the sole Stockholder of the Corporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

*            *             *

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 25th day of October, 2012.

By:	/s/ Roy Luria
Name:	Roy Luria
Title:	Senior Vice President, General Counsel and Corporate Secretary